Exhibit 1

MATERIAL CHANGE REPORT

Section 85(1) of the Securities Act (British Columbia)
Section 146(1) of the Securities Act (Alberta)
Section 84(1) of the Securities Act (Saskatchewan)
Section 75(2) of the Securities Act (Ontario)
Section 73 of the Securities Act (Québec)
Section 81(2) of the Securities Act (Nova Scotia)
Section 76(2) of the Securities Act (Newfoundland)
And Similar Provisions of other Provincial or Territorial Securities Legislation

Item 1	Reporting Issuer:

EnCana Corporation (“EnCana”) 1800, 855 – 2nd Street S.W. Calgary, Alberta T2P 2S5

Item 2	Date of Material Change:

December 12, 2002

Item 3	News Release:

EnCana issued a press release on December 12, 2002 (through Canada NewsWire) at Calgary, Alberta, which release disclosed the nature and substance of the material change.

Item 4	Summary of Material Change:

On December 12, 2002, the Board of Directors of EnCana determined to amalgamate EnCana with its wholly-owned subsidiary, Alberta Energy Company Ltd. (“AEC”), to be effective on January 1, 2003.

Item 5	Full Description of Material Change:

EnCana announced on December 12, 2002 that it intends to consolidate its corporate structure through a vertical short-form amalgamation with its wholly-owned subsidiary, AEC. The amalgamation will not require any EnCana or AEC public securityholder vote. The amalgamation is expected to be effective on January 1, 2003.

Once the amalgamation is effective, EnCana will be the successor issuer in respect of AEC’s previously issued debt securities and will be responsible for all of AEC’s contractual obligations. The amalgamation is subject to the receipt of all necessary consents and regulatory approvals. A further announcement is planned upon the amalgamation becoming effective.

Item 6	Reliance on Confidentiality Provisions of the Act:

Not applicable.

Item 7	Omitted Information:

Not applicable.

Item 8	Senior Officer knowledgeable about the Material Change and this Report:

Kerry D. Dyte, Corporate Secretary of EnCana, is a senior officer knowledgeable about the material change and may be reached at (403) 645-2000.

Item 9	Statement of Senior Officer:

The foregoing accurately discloses the material change report referred to in this report.

DATED December 12, 2002 at Calgary, Alberta.

ENCANA CORPORATION

Per:	“Kerry D. Dyte” Kerry D. Dyte Corporate Secretary

IT IS AN OFFENSE UNDER THE SECURITIES ACT AND THE SECURITIES REGULATION FOR A PERSON OR COMPANY TO MAKE A STATEMENT IN A DOCUMENT REQUIRED TO BE FILED OR FURNISHED UNDER THE SECURITIES ACT OR THE SECURITIES REGULATION THAT, AT THE TIME AND IN THE LIGHT OF THE CIRCUMSTANCES UNDER WHICH IT IS MADE, IS A MISREPRESENTATION.